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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 21, 1997 on the financial statements of The Home-Stake Oil & Gas Company and The Home-Stake Royalty Corporation as of December 31, 1996 and 1995 and for the two years then ended, included in the joint proxy statement of The Home-Stake Oil & Gas Company and The Home-Stake Royalty Corporation which is made a part of Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of The Home-Stake Oil & Gas Company for the registration of its shares of common stock.

                                     ERNST & YOUNG LLP

                                     /s/ ERNST & YOUNG LLP


Tulsa, Oklahoma

September 26, 1997